     As filed with the Securities and Exchange Commission on ,1998, Registration No. 0-18049

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                           NEROX ENERGY CORPORATION
                            (FULL TITLE OF PLAN(S)

                           LAUGHLIN ASSOCIATES, INC.
                           2533 NORTH CARSON STREET
                           CARSON CITY, NEVADA 89700
                                 800-648-0966
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                        CALCULATI0N OF REGISTRATION FEE

                                              PROPOSED            PROPOSED
TITLE OF                                      MAXIMUM             MAXIMUM           AMOUNT OF
SECURITIES TO BE        AMOUNT TO BE        OFFERING PER          AGGREGATE         REGISTRATION
 REGISTERED             REGISTERED            SHARE             OFFERING PRICE         FEE
COMMON STOCK PAR         200,000             $0.10               $20,000             $100.00
VALUE $0.004167
PER SHARE (1)
                                                                 $50,000             $100.00
COMMON STOCK PAR         500,000             $0.10
VALUE $0.004167
PER SHARE (2)
                                                                 $32,000             $100.00
COMMON STOCK PAR         320,000             $0.10
VALUE $0.004167
PER SHARE (3)
                                                                 $ 8,000             $100.00
COMMON STOCK PAR          80,000             $0.10
VALUE $0.004167
PER SHARE(4)
                                                                 $ 8,000             $100.00
COMMON STOCK PAR         300,000             $0.10
VALUE $0.004167
PER SHARE (5)

COMMON STOCK PAR         200,000             $0.10               $20,000             $100.00
VALUE $0.004167
PER SHARE (6)

COMMON STOCK PAR         200,000             $0.10               $20,000             $100.000
VALUE $0.004167
PER SHARE (7)

COMMON STOCK PAR         200,000             $0.10               $20,000             $100.00
VALUE $0.004167
PER SHARE (8)

COMMON STOCK PAR         100,000             $0.10               $10,000             $100.00
VALUE $0.004167
PER SHARE (9)

                CALCULATION OF REGISTRATION FEE - NOTES THERETO

(1) The Company is to issue 200,000 shares of its common stock as compensation for services to William D. Artus. Approximate date of proposed sale pursuant to the plan; as soon as practicable after the Registration Statement becomes effective.

(2) The Company is to issue 500,000 shares of its common stock as compensation for services to Pacific Edge Group. Approximate date of proposed sale pursuant to the plan; as soon as practicable after the Registration Statement becomes effective.

(3) The Company is to issue 320,000 shares of its common stock as compensation for services to Danilo Cacciamatta. Approximate date of proposed sale pursuant to the plan; as soon as practicable after the Registration Statement becomes effective.

(4) The Company is to issue 80,000 shares of its common stock as compensation for services to Marcia Hein. Approximate date of proposed sale pursuant to the plan; as soon as practicable after the Registration Statement becomes effective.

(5) The Company is to issue 300,000 shares of its common stock as compensation for services to Administrative Systems, Inc. Approximate date of proposed sale pursuant to the plan; as soon as practicable after the Registration Statement becomes effective.

(6) The Company is to issue 200,000 shares of its common stock as compensation for services to Howard Bronson. Approximate date of proposed sale pursuant to the plan; as soon as practicable after the Registration Statement becomes effective.

(7) The Company is to issue 200,000 shares of its common stock as compensation for services to William W. Bolles. Approximate date of proposed sale pursuant to the plan; as soon as practicable after the Registration Statement becomes effective.

(8) The Company is to issue 200,000 shares of its common stock as compensation for services to Michael A. Cassin. Approximate date of proposed sale pursuant to the plan; as soon as practicable after the Registration Statement becomes effective.

(9)  The Company is to issue 100,000 shares of its common stock as compensation
     for services to Kenneth R. Friedenreich, Ph.D.   Approximate date of
     proposed sale pursuant to the plan; as soon as practicable after the Registration Statement becomes effective.

This registration statement, including all exhibits and attachments, consists of 37 pages.

The exhibit index is on page 8.

                                    PART II

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents, which are filed or are in the process of being filed with the Securities Exchange Commission, are incorporated by reference in this registration statement.

(a) The Company's Quarterly Report on Form 10-Q for the periods ending March 31, 1997; June 30, 1997;

(b)  The Company's Annual Report on Form 10-K for the year ended December 31,
     1996;

(c) All other Quarterly and Annual Reports filed by the Company pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 prior to the end of the fiscal year covered by the Annual Report referred to in (c) above; and

(d) All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common-stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

The Company's authorized capitalization includes 12,000,000 shares of Common Stock, $0.004167 par value per share, of which 4,991,193 shares were issued and outstanding as of June 30, 1997 and 200,000 shares of Preferred Stock, no par value, of which 70,709 shares were issued and outstanding as of June 10, 1997. On March 3, 1998, Nicholas E. Ross, President of Ross Production Company, Inc., agreed to relinquish title and cancel 563,319 shares of restricted stock. Therefore, 8,262,874 common shares will be issued and outstanding upon filing of this Form S-8.

On May 9, 1997, Certificate Amending Articles of Incorporation was filed with the Secretary of State, State of Nevada, increasing the authorized shares from 6,000,000 to 12,000.000 and changing the par value per share from $0.0083 to $0.004167.

Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of the shareholders. The Company's Bylaws require a majority of the Company's issued and outstanding shares of Common Stock must be represented in order to constitute a quorum necessary to transact business at a meeting of the shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of Common Stock are able to elect the entire board of directors, and, if they do so, holders of the remaining shares of Common Stock will not be able to elect any directors. Holders of the Company's Common Stock have no preemptive rights to acquire additional shares of Common Stock. The Company's Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of the Company's liquidation, each share of the Company's Common Stock is entitled to an equal share of corporate assets remaining after satisfaction of all Company liabilities and preferred distributions to holders of the Company's Preferred Stock. Holders of shares of the Company's Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company has not paid cash dividends on its Common Stock, and does not anticipate that it will pay each dividends on its Common Stock in the foreseeable future.

The Company's Preferred Stock consists of a single class of preferred stock.
The Preferred Stock is convertible one year after date of issuance, and is nonvoting. Holders of shares of the Preferred Stock are entitled to a preference over the Company's Common Stock in the event of the Company's liquidation, in the amount of $7.00 per share of Preferred Stock. Shares of Preferred Stock are convertible into shares of Common Stock as follows: One for one Share, Preferred Shares are redeemable by the Company on the following terms: One year from date of issuance; $7.00 per share. The Company has not paid cash dividends on its Preferred Stock, and does not anticipate that it will pay cash dividends on its Preferred Stock in the foreseeable future.

The Company's board of directors has the authority, without any further action by the Company's shareholders, to issue any portion of the authorized but unissued shares of the Company's Common Stock and Preferred Stock, upon terms established by the board of directors]. In the event of any such issuance of additional shares of the Company's Common Stock or Preferred Stock, the percentage ownership of the Company by existing shareholders would be reduced and the book value of the Company's Common Stock may be diluted.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

ITEM 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

(a)  Article 9 of the Company's Articles of Incorporation, and Article VII,
     Section 1 of the Company's Bylaws, provide for indemnification of the Company's officers and directors against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.   EXHIBITS.

The exhibit index is contained on page 8 of this Registration Statement.

ITEM 9.   UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: ( i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, including but not limited to) any addition or election of a managing underwriter; provided, however that paragraphs (I) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each suh post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report for the Company pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6, or otherwise, the Company has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, the State of California, on this 4th day of March, 1998.

                                  NEROX ENERGY CORPORATION

                             By:   /s/ JACK UTTER
                                  ______________________________________________
                                  Jack Utter, President, Chief Executive
                                  Officer and Chairman of the Board

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Jack Utter, President of his successor in his office, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, and in any and all capacities (until revoked in writing) to sign any and all capacities (including post-effective amendments and amendments thereto) this Registration Statement on Form S-8 of Nerox Energy Corporation, and to file same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                    TITLE                              DATE
------------------------     --------------------               ----------------

------------------------
Jack Utter                   Chief Executive Officer,           March 4, 1998
                             President and Chairman
                             of the Board

------------------------
Joe Brock                    Director                           March 4, 1998

INDEX TO EXHIBITS


  NO.          DESCRIPTION
  ---          -----------

   5.          Opinion and Consent of Alan Merlin Reedy, Esq.

  10.1         Services Agreement with William D. Artus dated Feb. 27, 1998

  10.2         Services Agreement with Pacific Edge Group dated Feb. 27, 1998

  10.3         Services Agreement with Danilo Cacciamatta dated Feb. 27, 1998

  10.4         Services Agreement with Marcia Hein dated Feb. 27, 1998

  10.5         Services Agreement with Administrative Systems, Inc., dated Feb.
               27, 1998

  10.6         Services Agreement with Howard Bronson dated Feb. 27, 1998

  10.7         Services Agreement with William W. Bolles dated Feb. 27, 1998

  10.8         Services Agreement with Michael A. Cassin dated Feb. 27, 1998

  10.9         Services Agreement with Kenneth R. Friedenreich, Ph.D. dated
               Feb. 27, 1998

  23           Consent of Hurley & Company, Certified Public Accountants